Exhibit 23.1
Consent of Registered Independent Public Accounting Firm
Board of Directors
BroadVision, Inc.
We consent to the use of our report of Independent Registered Public Accounting Firm dated May 26, 2006, on the consolidated balance sheet as of December 31, 2005, and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows for the period ended December 31, 2005 incorporated by reference in the registration statement on Form S-8 to be filed on November 6, 2006 registering 3,500,000 shares for the 2006 Equity Incentive Plan.
/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS
Irvine, California
November 6, 2006